Exhibit 99.2

MOTIV POWER SYSTEMS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024 and 2025

MOTIV POWER SYSTEMS, INC.

MOTIV POWER SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2024 AND SEPTEMBER 30, 2025 - UNAUDITED

	December 31, 2024	September 30, 2025
Assets
Current assets:
Cash	$6,629,092	$3,784,581
Accounts receivable	3,590,175	4,978,446
Inventory	21,402,839	21,672,436
Other current assets	2,553,008	2,529,085
Total current assets	34,175,114	32,964,548
Property and equipment, net of accumulated depreciation of $3,686,552 and $4,181,039 at December 31, 2024 and September 30, 2025, respectively	2,039,794	1,548,293
Intangible assets, net of accumulated amortization of $188,316 and $320,958 at December 31, 2024 and September 30, 2025, respectively	80,510	251,918
Right of use asset	973,715	323,240
Other assets	139,000	139,000
Total assets	$37,408,133	$35,226,999

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$2,072,602	$5,583,761
Accrued liabilities	4,800,490	4,535,536
Contract liability	793,744	1,304,237
Current portion of operating lease liabilities	888,171	326,567
Senior Secured Promissory Note – related party	68,363,398	103,381,656
Total current liabilities	76,918,405	115,131,757
Other long-term liabilities	1,223,889	988,208
Long term portion of operating lease liabilities	85,544	-
Total long-term liabilities	1,309,433	988,208
Total liabilities	78,227,838	116,119,965

Commitments and contingencies (Note 10)

Stockholders’ equity (deficit):
Series A convertible preferred stock – 44,866,071 shares authorized; 44,866,071 shares issued and outstanding as of December 31, 2024 and September 30, 2025, respectively	44,866	44,866
Common stock – par value $0.001 per share; 82,520,000 shares authorized, 9,328,417 and 9,619,903 shares issued and outstanding as of December 31, 2024 and September 30, 2025, respectively	9,328	9,620
Additional paid-in capital	214,062,633	214,366,396
Accumulated deficit	(254,936,532)	(295,313,848)
Total stockholders’ equity (deficit)	(40,819,705)	(80,892,966)
Total liabilities and stockholders’ equity (deficit)	$37,408,133	$35,226,999

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2024 AND 2025 - UNAUDITED

	2024	2025

Revenues	$1,093,072	$11,468,520

Cost of revenues	4,178,520	15,303,959

Gross profit (loss)	(3,085,448)	(3,835,439)

Operating expenses:
Product development	8,746,214	9,649,791
Sales and marketing	5,029,232	4,567,509
General and administrative	7,928,622	9,303,186
Total operating expenses	21,704,068	23,520,486

Operating loss	(24,789,516)	(27,355,925)

Other income (expense):
Interest expense - related parties	(7,231,408)	(13,018,550)
Amortization of debt issuance costs – cash portion	(14,281)	-
Other income (expense), net	(2,471)	(2,841)
Total other income (expense), net	(7,248,160)	(13,021,391)

Net Loss	(32,037,676)	(40,377,316)

Net loss per share attributable to common stockholders, basic and diluted (Note 11)	$(7.69)	$(4.29)

Weighted average number of shares used in calculating basic and diluted net loss per share	4,167,291	9,420,092

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2024 AND SEPTEMBER 30, 2025 - UNAUDITED

	Series C-3		Series C-2		Series C-1		Series B		Series A-2		Series A-1								Total
	Convertible		Convertible		Convertible		Convertible		Convertible		Convertible		Series A				Additional		Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, January 1, 2024	18,060,201	$18,060	4,771,156	$4,771	2,861,739	$2,862	13,000,000	$13,000	37,482,042	$37,482	9,187,014	$9,187	-	-	776,106	$776	$147,625,157	$(203,348,482)	$(55,637,187)
Conversion of series A, B and C preferred stock to common stock	(18,060,201)	$(18,060)	(4,771,156)	$(4,771)	(2,861,739)	$(2,862)	(13,000,000)	$(13,000)	(37,482,042)	$(37,482)	(9,187,014)	$(9,187)	-	-	8,536,215	$8,536	$76,826	-	-
Conversion of convertible note to Series A preferred stock	-	-	-	-	-	-	-	-	-	-	-	-	44,642,857	$44,643	-	-	$49,955,357	-	$50,000,000
Debt Extinguishment	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$15,562,394	-	$15,562,394
Issuance of preferred stock for cash	-	-	-	-	-	-	-	-	-	-	-	-	223,214	223	-	-	249,777	-	$250,000
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$554,576	-	$554,576
Exercise of stock options	-	-	-	-	-	-	-	-	-	-	-	-	-	-	16,096	$16	$38,546	-	$38,562
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$(51,588,050)	$(51,588,050)
Balance, December 31, 2024	-	-	-	-	-	-	-	-	-	-	-	-	44,866,071	$44,866	9,328,417	$9,328	$214,062,633	$(254,936,532)	$(40,819,705)
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$286,558	-	$286,558
Exercise of stock options	-	-	-	-	-	-	-	-	-	-	-	-	-	-	291,486	$292	$17,205		$17,497
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$(40,377,316)	$(40,377,316)
Balance, September 30, 2025	-	-	-	-	-	-	-	-	-	-	-	-	44,866,071	$44,866	9,619,903	$9,620	$214,366,396	$(295,313,848)	$(80,892,966)

*	The Company effected a 10-for-1 reverse stock split for each share of Common Stock outstanding.

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2024 AND 2025 - UNAUDITED

	2024	2025
Cash flows from operating activities:
Net loss	$(32,037,676)	$(40,377,316)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,150,361	547,038
Amortization	45,811	147,638
Amortization of debt issuance cost – cash	14,281	-
Amortization of right of use asset	416,769	650,474
Warranty provision	939,398	1,924,923
Stock-based compensation	286,090	286,558
Changes in operating assets and liabilities:
Accounts receivable	4,714,142	(1,388,271)
Inventory	(6,823,719)	(269,597)
Other current assets and other assets	(214,856)	23,923
Accounts payable	(1,678,092)	3,511,231
Accrued liabilities and other long-term liabilities	6,059,743	11,105,051
Operating lease liability	(459,207)	(647,148)
Net cash used in operating activities	(27,586,955)	(24,485,496)

Cash flows from investing activities:
Purchase of property and equipment	(3,776,046)	(55,537)
Purchase of intangible assets	-	(319,047)
Net cash used in investing activities	(3,776,046)	(374,584)

Cash flows from financing activities:
Proceeds from short term senior secured promissory notes – related party	35,000,000	22,000,000
Payments for capital lease obligation	(8,680)	(1,929)
Proceeds from exercise of stock options	36,130	17,497
Net cash provided by financing activities	35,027,450	22,015,569

Increase (decrease) in cash and cash equivalents	3,664,449	(2,844,511)
Cash, beginning of period	4,257,567	6,629,092
Cash, end of period	$7,922,016	$3,784,581

Non cash financing activities:
Conversion of convertible debt & accrued interest to preferred stock	$65,562,394	$-

The accompanying notes are an integral part of these consolidated financial statements

NOTE 1 – FORMATION AND BUSINESS OF THE COMPANY

The accompanying consolidated financial statements include the accounts of Motiv Power Systems, Inc., and MOTIVPS Holdings Canada Ltd. (collectively, the “Company,” “management,” “we,” “us”).

Motiv Power Systems, Inc. (“Parent”) was originally formed and incorporated on July 9, 2010 in the state of California. The Parent was reincorporated on June 3, 2014 in the State of Delaware. The Parent primarily sells electrified chassis and accessories to customers for installation on medium duty transport vehicles such as delivery vehicles, buses and other electric transport vehicles. The Parent’s headquarters are located in Foster City, California.

On October 7, 2021, MOTIVPS Holdings Canada Ltd. was incorporated in Vancouver, BC Canada. The Company relocated one of its employees to Vancouver, BC to work remotely from his home in Vancouver, BC and on May 1, 2024, the Company hired a second employee in Quebec, QC to provide “technical training” and “driver training” services in Canada to one of its customers. Besides this the Company does not have a physical presence in Canada.

On August 15, 2025, the Company and Workhorse Group Inc. (Nasdaq: WKHS) (“Workhorse”) announced that they entered into a definitive merger agreement. Under the terms of the merger agreement, following the completion of the all-stock transaction, pre-merger Company investors will initially own approximately 62.5% of the combined company’s outstanding shares and Workhorse shareholders will maintain a approximately 26.5% of the combined company’s shares. The transaction is expected to close in the fourth quarter of 2025, subject to Workhorse shareholder approval and other customary closing conditions. The consideration received in the merger is expected to be used to satisfy the outstanding principal and accrued interest on the “A&R Notes” (approximately $101 million at the date the merger agreement was signed). There is expected to be no distribution of Workhorse shares to the Company’s equity holders.

The consolidated financial statements reflect the accounts and operations of the Parent and entities in which the Parent has a controlling financial interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

Liquidity, Capital Resources and Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

The Company’s financial statements do not reflect any adjustments related to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. Since inception, the Company has incurred losses and negative cash flows from operations. For the nine-months ended September 30, 2025, the Company incurred a net loss of $40.4 million, and used $24.5 million of cash in operations. The Company anticipates that operating losses will continue in the future due to increased headcount and other costs necessary to develop and release our next generation technology, to increase our manufacturing capacity to accommodate increased demand for our product and to gain market share in a highly competitive environment. Funding for the business to date has come primarily through the issuance of equity to related parties, convertible promissory notes to related parties and secured promissory notes. As of September 30, 2025, the Company had cash of $3.8 million and an accumulated deficit of $295.3 million.

Although the Company’s objective is to increase its revenues from the sales of its products and to decrease its cost of goods sold per product within the next few years sufficient to generate positive operating and cash flow levels, there can be no assurance that the Company will be successful in this regard. The Company will also need to continue to raise capital in order to fund its operations. There can be no assurance that, in the event that the Company requires additional financing, such financing will be available on terms which are favorable to the Company, or at all. If the Company is unable to raise additional funding to meet its working capital needs in the future, it will be forced to delay or reduce the scope of its operations and/or limit or cease its operations. As a result of the above, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the financial statements are available to be issued.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant accounting estimates and management judgments reflected in the financial statements include items such as accounts receivable valuation and allowances, warranty reserve and valuation of inventory. Estimates are based on historical experience, where applicable, and other assumptions believed to be reasonable by management. Actual results may differ from those estimates under different assumptions or conditions.

Concentration of Credit Risk, Other Risks and Uncertainties

Financial instruments that potentially subject the Company to a concentration of credit risk primarily consist of cash and accounts receivable. The Company’s cash is held by one U.S. financial institution in excess of federally insured limits. The Company has not experienced any losses on its deposits of cash.

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, uncertainty of market acceptance of the Company’s products, competition from substitute products and larger companies, securing and protecting proprietary technology, strategic relationships and dependence on key individuals and sole source suppliers. The Company’s operations are subject to new laws, regulation and compliance. Significant changes to regulations governing the way the Company derives revenues could impact the Company negatively. Technological advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations. The Company expects to incur substantial operating losses for the next several years and will need to obtain additional financing in order to continue launching and commercializing its products. There can be no assurance that such financing will be available or will be at terms acceptable by the Company.

The Company derived 81% of its revenue from four customers for the nine months ended September 30, 2025 and 2024. The Company had four customers that accounted for approximately 90% of accounts receivable as of September 30, 2025 and one customer that accounted for approximately 93% of accounts receivable as of December 31, 2024, respectively. The loss of these customers would have a significant impact on the Company’s operations.

The Company has reliance on specific suppliers for some key components in its products and therefore, the loss or curtailment of those suppliers would have a significant impact on the Company’s operations in the short term. The Company had three suppliers as of September 30, 2025 that accounted for approximately 39% and two suppliers as of December 31, 2024 that accounted for approximately 30%, of its total purchases. As of September 30, 2025 and December 31, 2024, the Company had two suppliers that accounted for 41% and 35%, respectively, of its total accounts payable.

Fair Value Measurements

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable and secured promissory notes as of September 30, 2024 and 2025. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

Cash

The Company’s cash consists of cash maintained in checking and interest-bearing accounts. The Company held no cash equivalents as of September 30, 2024 and 2025. The Company maintains cash balances at a financial institution. Accounts at the institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. At times, balances may exceed the insured limit. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk on cash.

Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect, net of an allowance for credit losses determined in accordance with the Current Expected Credit Loss (CECL) model under ASC 326. The Company estimates lifetime expected credit losses for its accounts receivable based on historical experience, current conditions, and reasonable and supportable forecasts of future economic conditions. Management considers factors such as aging of receivables, customer creditworthiness, historical write-off rates, and current and expected industry and macroeconomic trends when establishing its allowance for credit losses.

Receivables are written off against the allowance when management determines amounts are no longer collectible after all reasonable steps to recover the outstanding amount have been taken. Recoveries of previously written-off amounts are credited to the allowance when received.

Periodically, the Company reassesses its allowance for expected credit losses to ensure it appropriately reflects the risk of loss inherent in its receivable portfolio in accordance with CECL

Inventory

Inventory is stated at the lower of cost or net realizable value and consists of electrified chassis, batteries and electronic component parts. Cost is determined using the standard cost method which approximates actual cost using the first-in, first-out basis. The Company evaluates inventory for excess and obsolete items, based on management’s assessment of future demand for older product lines, market conditions and technological obsolescence of its products. No charge was recorded to cost of sales to reduce its inventory to net realizable value in the nine months ended September 30, 2024 or 2025.

Lease Accounting

The Company accounts for leases in accordance with FASB ASC 842, Leases. The Company determines if an arrangement contains a lease at inception based on whether the Company has the right to control the asset during the contract period and other facts and circumstances. The Company has elected the short-term lease recognition exemption for all leases that qualify. Consequently, for those leases that qualify, the Company will not recognize right-of-use assets or lease liabilities on the consolidated balance sheets. The Company generally does not have access to the rates implicit in their leases, and therefore the Company utilizes a risk-free rate as the discount rate.

The Company recognizes lease liabilities at the present value of the future lease payments and a corresponding right-of-use asset at the lease commencement date. Periods covered by the Company’s option to extend or terminate the lease are included in the lease term when it is reasonably certain that the Company will exercise its option to extend or not exercise its option to terminate, as applicable. Lease payments may be fixed or variable; however, only fixed payments or in-substance fixed payments are included in the company’s lease liability calculation. Variable lease payments may include costs such as common area maintenance, utilities, real estate taxes or other costs. Variable lease payments are recognized in operating expenses in the period in which the obligations for those payments are incurred. The Company made a policy election not to separate non-lease components from lease components for all of its leases; therefore, it accounts for lease and non-lease components as a single lease component.

Long-Lived Assets

Long-lived assets are recorded at cost less accumulated depreciation and amortization. When long-lived assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation and amortization is recorded over the estimated useful lives of the related assets using the straight-line method. Assets recorded under leasehold improvements are amortized using the straight-line method over the lesser of their useful lives or the related lease term.

The estimated useful lives for significant long-lived assets categories are as follows:

Leasehold improvements and vehicles	5 years
Office furniture and equipment	3 to 5 years
Furniture & fixtures	5 years
Intangible assets	3 years

Debt and Embedded Derivatives

The Company applies the accounting standards for derivatives and for distinguishing liabilities from equity when accounting for hybrid contracts. The Company accounts for convertible debt instruments when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments in accordance with ASC 470-20, Debt with Conversion and Other Options.

Convertible Preferred Stock

The Company recorded convertible preferred stock at fair value on the dates of issuance, net of issuance costs.

Revenue Recognition

The Company accounts for revenue under ASC 606, Revenue from Contracts with Customers. ASC 606 requires the Company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. It requires that the Company identify the contract, identify the performance obligations required by the contract, measure the transaction price of the contract, allocate the transaction price among performance obligations, and recognize revenue in a way that reflects the transfer of control of the goods or services it provides to the customer.

The Company has two primary revenue streams: revenue from sales to customers and consulting services. Below is a summary of the revenue recognized under these two streams:

	Nine months ended September 30,
	2024	2025
Revenue stream
Revenue from sales to customers
Delivery of product – recognized at a point in time	$1,047,494	$11,420,984
Consulting services – recognized over time	45,578	47,536
Total revenue	$1,093,072	$11,468,520

In most cases, the Company’s sales orders from customers are readily identifiable and consist of a single performance obligation to provide product to customers. The Company typically recognizes revenue related to delivery of product at a point in time when goods are shipped from the upfitter (subcontractor that performs assembly services for the Company) to the bodybuilder (vendor that performs services for the customer), because this is typically when the customer assumes the risk of loss. In certain transactions, the Company takes on the responsibility to deliver a complete vehicle to a customer, versus just an electrified chassis. In these cases, revenue is recognized when the complete vehicle is delivered to the customer after the body build is complete. The Company recognizes revenue related to consulting services over time as the services are provided. The Company had no significant partially satisfied performance obligations related to contracts with customers as of September 30, 2024 or 2025.

Cost of Revenues

Cost of revenues includes the cost of labor, materials and overhead incurred in the manufacture, assembly and installation of products and servicing of customers, including warranty costs.

Product Development

The Company incurs product development costs during the process of developing electrified vehicles. Our product development costs consist primarily of labor, outside engineering costs and related materials and other expenses used in technological research and building prototypes.

Product Warranty

The Company typically provides a five year or 100,000-mile (whichever occurs first) warranty for high voltage traction batteries and a three year or 50,000-mile warranty for all other powertrain components. There is no contractual limit to the costs that the Company may incur in servicing these warranties. The Company records a warranty reserve for the estimated expense that may be incurred if its products require repair within the warranty period. The warranty reserve as of December 31, 2024 and September 30, 2025 was approximately $2.7 million and $2.9 million, respectively, and is included in accrued liabilities and other long-term liabilities on the balance sheet (see Note 4 – Accrued liabilities and Other long-term liabilities). The expense relating to the warranty is included in cost of goods sold.

Stock-Based Compensation

The Company accounts for stock options issued to employees under ASC 718 Share-Based Payments. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense ratably on a straight-line basis over the requisite vesting period. The standard vesting period is 4-years, with a 1-year cliff. The fair value of each stock option or warrant award is estimated on the grant date.

The calculation of share-based compensation expense requires that the Company make assumptions and judgments about the variables used in the Black-Scholes model, including the expected term, expected volatility of the underlying common stock, risk-free interest rate and dividends, which are derived from an independent appraisal of the Company’s common stock used to determine its fair value in accordance with Section 409A of the Internal Revenue Code.

The Company recognizes forfeitures as they occur rather than applying a prospective forfeiture rate in advance.

Income Taxes

The Company accounts for income taxes using the asset and liability method under ASC 740 Income Taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income tax assets are reviewed for recoverability, and valuation allowances are established when it is more likely than not that all or some portion of deferred income tax assets will not be realized to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax in the United States (“U.S.”) and Canada and files tax returns in both countries. The Company is subject to Federal, state and local income tax examinations by tax authorities for all periods since inception due to generated net operating losses. The Company currently is not under examination by any tax authority.

Segment Reporting

Operating segments are identified as components of an enterprise about separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”). The Company has identified its Chief Executive Officer as the CODM who is responsible for making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment. The Company’s long-lived assets consist primarily of property and equipment, net, which are all held in the United States.

Net Loss per Share of Common Stock

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Because the Company has reported a net loss for the periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.

Recently Issued Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions.

The Company expects to adopt ASU 2023-09 in 2026 using a prospective transition method.

On November 4, 2024, the FASB issued ASU 2024-03, which requires disaggregated disclosure of income statement expenses for public business entities (PBEs). The ASU does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. The Company expects to adopt ASU 2024-03 in 2027.

On July 30, 2025, the FASB issued ASU 2025-05, which amends ASC 326-20 to provide a practical expedient (for all entities) and an accounting policy election (for all entities, other than public business entities, that elect the practical expedient) related to the estimation of expected credit losses for current accounts receivable and current contract assets that arise from transactions accounted for under ASC 606. The Board developed the new guidance in conjunction with the Private Company Council to address concerns from stakeholders that estimating expected credit losses can be costly and complex for such transactions. The Company expects to adopt ASU 2025-05 in 2026.

The Company does not expect that adoption of ASU 2023-09, ASU 2024-03 & ASU 2025-05 will have a material impact on the Company’s consolidated financial statements.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which require companies to disclose segment expenses that are significant and regularly provided to the companies. In addition, ASU 2023-07 requires companies to disclose the title and position of its CODM and how the CODM uses segment profit or loss information in assessing segment performance and deciding how to allocate resources. The Company adopted ASU 2023-07 in 2024 using the retrospective transition method.

NOTE 3 – FAIR VALUE MEASUREMENTS

The Company has adopted ASC 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

NOTE 4 – BALANCE SHEET ACCOUNTS

Details of the following balance sheet accounts are shown below:

	As of
	December 31, 2024	September 30, 2025
Other current assets
Prepaids	$549,748	$481,277
Vendor Deposits	1,981,978	2,011,705
Other	21,282	36,103
Total Other current assets	$2,553,008	$2,529,085

	As of
	December 31, 2024	September 30, 2025
Inventory
Raw material	$14,088,941	$15,754,249
Service Inventory	169,018	364,194
Work in process	885,478	2,199,555
Finished goods	6,259,402	3,354,438
Total inventory	$21,402,839	$21,672,436

	As of
	December 31, 2024	September 30, 2025
Long-lived assets, net
Leasehold improvements	$389,242	$420,106
Office equipment	984,789	1,085,587
Furniture	76,787	76,787
Vehicles	2,559,402	2,629,567
Machinery, equipment and tools	1,289,635	1,517,285
Project in progress	426,491	-
Total property and equipment, gross	5,726,346	5,729,332
Less: Accumulated depreciation	(3,686,552)	(4,181,039)
Total property and equipment, net	$2,039,794	$1,548,293

Depreciation expense for the nine months ended September 30, 2024 and 2025 was $1,150,361 and $547,038, respectively.

	As of
	December 31, 2024	September 30, 2025
Intangible assets, net
Software development costs	$268,826	$572,876
Less: Accumulated amortization	(188,316)	(320,958)
Total Intangible assets, net	$80,510	$251,918

Amortization expense for the nine months ended September 30, 2024 and 2025 was $45,811 and $147,638 respectively.

	As of
	December 31, 2024	September 30, 2025
Accrued liabilities
Accrued payroll expenses	$260,167	$28,750
Warranty reserve, current	1,519,031	1,898,672
Accrued expenses	1,762,813	445,935
Deferred revenue	-	945,939
Accrued vacation	1,050,749	1,099,652
Other	207,730	116,588
Total accrued liabilities	$4,800,490	$4,535,536

	As of
	December 31, 2024	September 30, 2025
Other long-term liabilities
Warranty reserve, non-current	$1,218,467	$984,714
Capital leases, non-current	5,422	3,494
Total other long-term liabilities	$1,223,889	$988,208

The Company records a warranty reserve for the estimated expense and liability that may be incurred if its product is returned for repair within the warranty period. Details of the reserve roll-forward are shown in the following table:

	As of
	December 31, 2024	September 30, 2025
Warranty reserve
Beginning balance	$3,259,872	$2,737,498
Warranty provision for units placed into service	1,639,031	1,924,922
Warranty expenditures	(2,161,405)	(1,779,034)
Ending balance	$2,737,498	$2,883,386

NOTE 5 – NOTES PAYABLE AND CONVERTIBLE DEBT

Notes Payable

On September 29, 2023, the Company executed an Amended and Restated Junior Secured Promissory Note (the "A&R Junior Note") with a related party preferred stockholder that provided for the issuance of up to $5,000,000 in loan advances with an interest rate of 20% per annum. The A&R Junior Note (now the A&R Senior Note as defined below) is secured by substantially all of the Company’s assets. The loan advances under the A&R Junior Note were provided in four advances: (i) $1,500,000 was issued on September 25, 2023, (ii) $1,500,000 was issued on September 29, 2023, (iii) $1,000,000 was issued on October 11, 2023, and (iv) $1,000,000 was issued on October 27, 2023. All calculations of interest are made on the basis of a 365-day year and are compounding monthly. On December 6, 2023, the A&R Junior Note was amended and restated as a Senior Secured Promissory Note (the “A&R Senior Note”) and to increase the loan advance amount and a fifth advance of $5,200,000 was issued on December 6, 2023, with an interest rate of 20% per annum. On December 27, 2023, the A&R Senior Note was again amended to increase the loan advance amount and a sixth advance of $4,800,000 was issued on December 27, 2023 with the same interest rate of 20% per annum.

On each of January 25, 2024, March 1, 2024, April 5, 2024, May 30, 2024, and July 29, 2024, the Company further amended and restated the A&R Senior Note to provide for additional $5,000,000 loan advances. On each of August 30, 2024 and November 22, 2024, the Company further amended and restated the A&R Senior Note to provide for additional $10,000,000 loan advances, with the same interest rate of 20% per annum, compounded monthly. On February 14, 2025, February 21, 2025 and April 23, 2025 the Company amended and restated the A&R Senior Note to provide for additional $5,000,000 loan advances. On June 23, 2025 and August 11, 2025, the Company further amended and restated the A&R Senior Note to provide for additional loan advances of $3,000,000 and $4,000,000, respectively, with an interest rate of 20% per annum, compounded monthly. The total aggregated principal and compounded interest balance of the A&R Senior Note at December 31, 2024 was $60,000,000 and $8,363,398 and at September 30, 2025 was $82,000,000 and $21,381,656. The A&R Senior Note is currently scheduled to mature on October 31, 2025 and is subject to acceleration and an additional 5% of interest if certain events of default occur. The consideration received in the definitive merger agreement announced on August 15, 2025 between Company & Workhorse Group Inc. is expected to be used to satisfy the outstanding principal and accrued interest on the “A&R Notes” (approximately $101 million at the date the merger agreement was signed).

Convertible Debt

On August 16, 2022, the Company issued a convertible promissory note to a related party preferred stockholder to finance its operations in the amount of $5,000,000 with an interest rate of 6% per annum. This note is one of a series of convertible promissory notes issued by the Company (collectively, the “August 2022 Bridge Notes”). Two other $5,000,000 notes were issued to the same related party on September 15, 2022 and October 18, 2022, for an aggregate principal amount of August 2022 Bridge Notes of $15,000,000. On November 30, 2022, the August 2022 Bridge Notes were amended (i) to reduce the conversion price that would apply in the event of a qualified and non-qualified financing from 75% of the price at which the relevant shares are issued to 70%, (ii) to increase the aggregate principal amount from $15,000,000 to $25,000,000 (the Company also issued additional $10,000,000 convertible promissory notes to the same related party on each of November 30, 2022 and December 21, 2022 with an interest rate of 4.1% and 4.55% respectively), and (iii) to reduce the interest rate of August 2022 Bridge Notes issued on August 16, 2022, September 15, 2022 and October 18, 2022 from 6% to 4.1% per annum.

On January 25, 2023, the Company issued a convertible promissory note to a related party preferred stockholder to finance its operations in the amount of $5,000,000 with an interest rate of 4.5% per annum. This Note is one of a series of convertible promissory notes of the Company in the aggregate principal amount of up to $25,000,000 (the “Notes”) issued from time to time to accredited investors pursuant to that certain Note Purchase Agreement. The Company also issued additional $10,000,000 convertible promissory note to the same related party on each of March 14, 2023 and April 21, 2023 with an interest rate of 4.5% and 4.86% respectively. On May 31, 2023, the “November 2022 Notes” were amended to increase the aggregate principal amount from $25,000,000 to $45,000,000, and the Company issued an additional $5,000,000 convertible promissory note with an interest rate of 4.30% per annum. Two other $5,000,000 notes were issued to the same related party on June 26, 2023 and July 27, 2023 with an interest rate of 4.8% per annum. On August 21, 2023, a second amendment was made to the “November 2022 Notes” pursuant to which (i) all accrued and unpaid interest under such note as of (but not including) August, 21 2023 were automatically rolled into, and made part of, the principal amount of such note; (ii) the interest rate on such notes was increased to 9% per annum from August, 21 2023, compounded annually; (iii) the maturity date of such notes was be deemed to be the earlier (a) November 15, 2023 and (b) the occurrence of an event of default (as defined in the notes) and the Company issued a $5,000,000 convertible promissory note with an interest rate of 9% per annum. On November 15, 2023 and December 6, 2023 third and fourth amendments were made to November 2022 Notes to extend the maturity date of such notes to the earlier (a) December 15, 2023 and (b) the occurrence of an event of default and (a) March 15, 2024 and (b) the occurrence of an event of default, respectively.

On June 14, 2024, a qualified event occurred (the Series A preferred) and with the approval and consent of the Company’s majority shareholder and lender, $50 million of outstanding principal and interest under the Convertible Notes was converted (without discount) into 44,642,857 shares of Series A Preferred Stock at a conversion price of $1.12 per share. The Company determined that the conversion of related party debt into preferred stock was a capital transaction and consequently $15,562,392 including the principal and compounded interest of debt extinguishment is treated as additional paid in capital.

NOTE 6 – CONVERTIBLE PREFERRED STOCK & WARRANTS

On June 14, 2024, the Company and certain holders of its Series A-1 and A-2 redeemable convertible preferred stock (“Series A”), Series B redeemable convertible preferred stock (“Series B”), and Series C-1, C-2, and C-3 redeemable convertible preferred stock (“Series C”) agreed to convert their securities into shares of the Company’s common stock, par value $0.001 per share (collectively, the “Equity Conversion”). Shares of Series A, Series B, and Series C preferred stock were converted based on conversion rates of 1 share of common stock (pre- Reverse Stock Split, as described below) per one share of Series A, Series B, and Series C preferred stock, respectively. All 46,669,056 outstanding shares of Series A, 13,000,000 outstanding shares of Series B, and 25,693,095 shares of Series C preferred stock were converted and a total of 85,362,151 shares of common stock were issued in connection with the Equity Conversion.

Following the Equity Conversion, and upon effectiveness of the Company’s Restated Certificate of Incorporation, the Company effected a 10-for-1 reverse stock split for each share of common stock outstanding immediately following the Equity Conversion (the “Reverse Stock Split”);

On October 4, 2024, the Company issued 223,214 shares of Series A preferred stock at a price of $1.12 per share to an existing common stock holder.

Voting

The holder of each share of preferred stock is entitled to one vote for each share of common stock into which such preferred stock could then be converted and, with respect to such vote, such holder has full voting rights and powers equal to the voting rights and powers of the holders of common stock and is entitled to notice of any stockholders’ meeting in accordance with the Company’s bylaws. The holders of shares of Series A preferred stock and common stock are entitled to elect three of the Company’s directors each. In addition, one independent director is designated by mutual agreement of the other members of the Company’s Board of Directors. The Company has a total of seven director positions.

Conversion

Each share of preferred stock is convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the applicable original issue price by the applicable conversion price in effect at the time of conversion.

The conversion price of the Series A preferred stock is initially equal to the original issue price and is subject to adjustment for stock dividends, stock splits, recapitalization and upon the occurrence of certain triggering events related to anti-dilution protection rights. In the event that a future preferred stock financing should occur at a price lower than the last preferred financing round, the conversion ratios of the existing preferred stock are changed to protect the ownership position of existing investors. See note 11 for the number of common shares into which each class of preferred share may be converted.

Redemption

The Company must redeem its Series A preferred stock in the case of a deemed liquidation event which includes (a) a merger or consolidation in which: (i) the Company is a constituent party, or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation; except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company. However, in such an event all classes of stockholders would be entitled to receive the same type of consideration. Consequently, Series A preferred is classified as permanent equity on the Company’s balance sheet. There are currently no dividends declared on Series A preferred shares.

NOTE 7 – COMMON STOCK

The holders of the Company’s common stock are entitled to one vote for each share held at all meetings of stockholders. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the Board of Directors, subject to the prior rights of holders of all classes of preferred stock outstanding. The Company has never declared dividends on its common stock.

On June 14, 2024 following the Equity Conversion, the Company effected the Reverse Stock Split. The effect of Reverse Stock Split has been retrospectively reflected throughout the financial statements and related notes.

NOTE 8 – STOCK BASED COMPENSATION

The Company adopted the 2010 Stock Plan and the 2020 Equity Incentive Plan in 2010 and 2020, respectively, which provide for the grant of equity awards to its employees, outside directors and consultants, including stock options, rights to purchase restricted stock, restricted stock units, restricted stock awards and other stock-based awards.

Up to 1,588,615 shares of our common stock were originally available for issuance pursuant to awards granted under the 2010 Stock Plan and up to 17,306,927 shares of common stock were originally available for issuance under the 2020 Equity Incentive Plan, which authorized amounts were increased on September 9, 2020, July 1, 2021, February 11, 2022 and June 14, 2024 and there currently are 20,486,031 shares authorized for issuance under the 2020 Equity Incentive Plan, with 4,959,162 remaining available for issuance as of September 30, 2025. The 2010 Stock Plan expired by its terms in 2020.

Options may be granted at an exercise price per share of not less than 100% of the fair value at the date of grant. If an incentive stock option is granted to a stockholder holding 10% of the Company’s outstanding capitalization, then the purchase or exercise price per share must not be less than 110% of the fair market value per share of common stock on the grant date. Options granted are exercisable over a maximum term of 10 years from the date of grant and generally vest over a period of four years. Upon exercise, the Company issues common stock from its authorized shares.

The following table summarizes the activity in the Company’s 2010 Stock Plan and 2020 Equity Incentive Plan for the nine months ended September 30, 2025:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balances, January 1, 2025	19,206,948	$0.11	9.4	$956,455
Options granted	792,857	$0.06
Options exercised	(291,486)	$0.06
Options cancelled and/or forfeited	(3,907,947)	$0.15
Options expired	(401,354)	$0.48
Balances, September 30, 2025	15,399,018	$0.09	8.5	$453,824	(A)

Options exercisable as of September 30, 2025	7,072,150	$0.08	7.9	$1,057,081	(A)
Options expected to vest after September 30, 2025	8,326,868	$0.09	9.0	$1,244,625	(A)

September, 30 2024 aggregate intrinsic value = $0.06 - exercise price x no. of shares

September, 30 2025 aggregate intrinsic value = $0.06 - exercise price x no. of shares

The total fair value of options granted for the nine months ended September 30, 2024 and 2025, was approximately $718,700 or $0.06 per share and $47,571 or $0.06 per share, respectively.

The stock options were valued using the Black-Scholes option valuation model which requires the use of highly subjective assumptions to determine the fair value of stock-based awards. The assumptions used in the Company’s option-pricing model represent management’s best estimates. These estimates are complex, involve a number of variables, uncertainties and assumptions and the application of management’s judgment. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future. The assumptions and estimates that the Company used in the Black-Scholes model are as follows:

	Nine months ended September 30,
	2024	2025
Expected term (years)	5.52 – 6.08	5.27 – 6.08
Risk free interest rate	4.67%	4.67%
Expected volatility	70%	70%
Annual dividend yield	0%	0%

Fair Value of Common Stock. The estimated fair value of the common stock underlying the Company’s stock options was determined at each grant date. All options to purchase shares of our common stock are intended to be exercisable at a price per share not less than the per-share fair value of the Company’s common stock underlying those options on the date of grant. In the absence of a public trading market for our common stock, on each grant date, we develop an estimate of the fair value of our common stock based on the information known to the Company on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of the common stock and in part on input from an independent third-party valuation. Accordingly, the fair value of common stock used for grants was $0.06 per share for grants issued for the year ended December 31, 2024 and nine months ended September 30, 2025, respectively.

Risk-Free Interest Rate. The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.

Expected Term. The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. Because of the limitations on the sale or transfer of the Company’s common stock as a privately held company, the Company does not believe its historical exercise pattern is indicative of the pattern it will experience as a publicly traded company. The Company has consequently used the Staff Accounting Bulletin 110, or SAB 110, simplified method to calculate the expected term, which is the average of the contractual term and vesting period. The Company plans to continue to use the SAB 110 simplified method until it has sufficient trading history as a publicly traded company.

Volatility. The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

Dividend Yield. The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future, and therefore has used an expected dividend yield of zero.

Total stock-based compensation expense for employees and non-employees recognized in the statements of operations was as follows:

	Nine months ended September 30,
	2024	2025
Cost of revenue	$10,310	$11,101
General and administrative	154,212	191,962
Sales and marketing	26,110	22,043
Product development	95,458	61,452
Total stock-based compensation expense	$286,090	$286,558

As of September 30, 2024 and September 30, 2025, the remaining unrecognized stock-based compensation cost relating to nonvested stock options without performance conditions granted to the Company’s employees and consultants was approximately $968,638 and $542,016, respectively, which will be recognized over the remaining average vesting period of approximately 2.94 and 2.58 years, respectively.

NOTE 9 – INCOME TAXES

As of September 30, 2025 and September 30, 2024, the Company’s net deferred tax liability was zero. Cumulative deferred tax assets are fully reserved as there is not sufficient evidence to conclude it is more likely than not the deferred tax assets are realizable. No current liability for federal or state income taxes has been included in these Condensed Consolidated Financial Statements due to the losses for the periods.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office and warehouse space under various non-cancellable operating lease agreements. Total rent expense for all operating leases in the statements of operations was $701,697 and $949,708 for the nine months ended September 30, 2024 and 2025, respectively.

Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Variable lease payments include certain non-lease components (such as parking, maintenance and other services provided by the lessor), and other charges included in the lease. Variable lease payments are excluded from future minimum lease payments and expensed as incurred.

In March 2016, the Company entered into a lease for office space for its corporate headquarters in Foster City, California, with an expiration date of April 2023. The Company amended the lease agreement on December 1, 2021 to extend the period to May 31, 2025. On November 20, 2024 Company amended the lease to extend the lease for an additional 8 months. This lease term commenced on June 1, 2025 and terminates on February 28, 2026.

In November 2014, the Company entered into a lease for office and warehouse space in Hayward, California. The term of the lease commenced in February 2015 and initially expired in January 2018 until subsequently extended until February 2023. On November 23, 2021 Company amended the lease to extend the lease term for an additional 24 months. On February 7, 2024 Company amended the lease to extend the lease for an additional 24 months. On December 9, 2024 Company amended the lease to extend the lease for an additional 12 months. This lease term commenced on March 1, 2025 and terminates on February 28, 2026.

In November 2019, the Company entered into a three-year, one-month operating lease for office and warehouse space, in Stockton, California, which expired in November 2023. On July 18, 2023 Company amended the lease to extend the lease term. This lease term commenced on November 15, 2023 and terminates on December 13, 2025.

In September 2024, the Company entered into a one-year, three-month operating lease for an additional warehouse space, in Stockton, California, the lease terms commenced on October 2, 2024 and terminates on January 1, 2026.

In January 2023, the Company entered into a lease for office space for its operations in Novi, Michigan, with an expiration date of December, 31 2025.

In October 2023, the Company entered into a lease for warehouse space in Sturgis, Michigan. The term of the lease is the period of three (3) consecutive calendar months commencing on the Lease Commencement date and each anniversary date during the lease term(s).

As of September 30, 2025, the weighted average remaining lease term was 0.4 years. The weighted average incremental borrowing rate used in calculating operating lease liabilities as of September 30, 2025 was 12.5%.

As of September 30, 2025, the total future minimum payments required under these non-cancellable lease agreements are as follows:

Year ending December 31:

2025 (Oct to December)	$237,525
2026	98,388
2027	-
2028	-
2029	-
Thereafter	-
Total minimum lease payments	335,913
Less: interest	(9,346)
Present value of lease obligations	326,567
Less: current portion	(326,567)
Noncurrent portion	$-

Legal Matters

On May 8, 2023, the Company filed an administrative Trademark Trial and Appeal Board (TTAB) opposition to Motive Technologies, Inc.’s application(s) to use its “Motive” mark in association with various international classes of goods and services. An adverse decision in the matter would have no direct pecuniary cost to the Company, but could affect the Company’s ability to use its marks in the disputed classes of goods and services.

Aside from this matter, the Company is currently not involved with and does not know of any pending or threatened litigation against the Company.

NOTE 11 – NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Nine months ended September 30,
	2024	2025
Numerator:
Net loss	$(32,037,676)	$(40,377,316)
Denominator:
Weighted average number of shares used to compute basic and diluted net loss per common stock	4,167,291	9,420,092
Net loss per share, basic and diluted	$(7.69)	$(4.29)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	As of
	December 31, 2024	September 30, 2025
Conversion of Series A preferred stock	44,866,071	44,866,071
Series C-3 Warrants	334,516	334,516
Exercise of outstanding options	19,206,948	15,399,018
Total	64,407,535	60,599,605

The Company calculates basic and diluted net loss per share by dividing the net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is the same as basic net loss per share, since the effects of potentially dilutive securities (such as convertible preferred stock, convertible note payable, stock options and warrants) are antidilutive.

NOTE 12 – SEGMENT REPORTING:

The Company adheres to the provisions of ASC 280, Segment Reporting, which establishes standards for the way public business enterprises report information about operating segments in financial statements and requires that those enterprises report selected information about operating segments in financial statements issued to shareholders. As the Company is currently involved in the development of one product, the Platform, the Company has determined that it operates in a single reportable segment. The Company’s Chief Operating Decision Maker (CODM), its Chief Executive Officer (CEO), reviews the consolidated results of operations when making decisions about allocating resources and assessing the performance of the Company as a whole. The Company’s assets are located in the United States of America.

NOTE 13 – SUBSEQUENT EVENTS

The Company has evaluated all events or transactions that occurred after September 30, 2025 up through December 08, 2025.